Exhibit 99.1

PPG Industries
PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com
News
Contact:
Mark Silvey
PPG Corporate Communications
412-434-3046
silvey@ppg.com

Investors:
Vince Morales
PPG Investor Relations
412-434-3740
vmorales@ppg.com

PPG reports record third quarter results

•	Net sales of $4 billion, up 17 percent versus prior year

•	Record adjusted earnings per diluted share from continuing operations of $2.44, up 31 percent versus prior year

•	Cash and short-term investments totaling $2.2 billion at quarter-end

•	Anticipated full-year share repurchases at high end of previously communicated range

•	Reported earnings per diluted share from continuing operations of $1.52, including previously announced restructuring charge and other nonrecurring items

PITTSBURGH, Oct. 17, 2013 - PPG Industries (NYSE:PPG) today reported third quarter 2013 net sales of $4 billion, up 17 percent versus the prior year. Third quarter 2013 reported net income from continuing operations was $220 million, or $1.52 per diluted share, and adjusted net income from continuing operations was $353 million, or $2.44 per diluted share. Third quarter 2012 reported net income and earnings per diluted share from continuing operations were $288 million and $1.86, respectively. There were no nonrecurring charges in the prior-year quarter.

Third quarter 2013 adjusted net income excludes after-tax charges of $73 million, or 50 cents per diluted share, for previously announced business restructuring; $56 million, or 39 cents per diluted share, due to an increase in a legacy environmental reserve; and $4 million, or 3 cents per diluted share, for acquisition-related expenses. A Regulation G Reconciliation of third quarter 2013 adjusted net income and earnings per diluted share to reported net income and earnings per diluted share is included below.

Third quarter 2013 reported and adjusted net income include lower pension expenses resulting from a reorganization of certain company pension plans, which occurred as a part of recently completed separation activities of the former commodity chemicals business. These changes resulted in a catch-up benefit recorded in the third quarter of about $9 million pretax, $6 million after tax, or a total of 4 cents per diluted share, which relates to the first half 2013 reporting periods. This benefit will recur, adding about $4 million to pretax income each quarter going forward.

“We continued to deliver record financial performance in the third quarter as positive impacts from our cash deployment and our strong operating focus were coupled with a broader improvement in market conditions,” said Charles E. Bunch, PPG chairman and chief executive officer. “Aerospace and automotive OEM coatings remained PPG’s most consistent growth drivers, with many other businesses contributing to the overall sales and earnings growth.

“In comparison with recent quarters, year-over-year sales volume trends improved in each major region during the quarter, including some initial signs of stability in Europe,” Bunch said. “We continued our cost-

reduction actions and benefited from these improving demand trends, which helped us deliver record third quarter earnings in each major region.

“Performance within the North American architectural coatings business acquired from AkzoNobel continued to improve, and we remained aggressive in capturing our targeted synergies,” Bunch said. “Within the six months following the transaction closing, we already realized, on a run-rate basis, more than 50 percent of the targeted $200 million of acquisition synergies. While there remains considerable work ahead, I am pleased with the team’s excellent progress to date.”

Looking ahead, Bunch said, “We expect to continue to benefit from the gradual growth in global demand trends. The fourth quarter is seasonally slower than the third quarter in many of our end-use markets, especially architectural coatings. We are expecting a larger magnitude of sequential seasonality this year as architectural coatings now represents a larger proportion of our revenues following our April acquisition.

“Regarding regional trends, we expect the U.S. economy will continue to grow in a measured manner supported by increasing demand in many markets we supply,” Bunch said. “Emerging-region growth is expected to continue but remain inconsistent by end-use market and country. In Europe, where our volumes are still down about 20 percent versus pre-recession levels, demand appears to be stabilizing and we remain poised to benefit from any volume improvement given the actions we have taken there to substantially reduce our ongoing cost structure.

“Lastly, we ended the quarter with a strong balance sheet and cash position, with additional free cash flow expected in the fourth quarter, which is typically our strongest cash-generation quarter seasonally. We remain focused, yet disciplined, on timely cash deployment for earnings accretion. We have repurchased about $325 million of PPG stock in the first nine months of this year, and we are increasing our targeted full-year share repurchase level toward the higher end of the previously communicated range of $500 million to $750 million, as we continue our heritage of returning cash to shareholders,” Bunch concluded.

The company today reported year-to-date cash from continuing operations of about $1.3 billion, approximately 25 percent ahead of the prior-year total. In addition, cash and short-term investments totaled about $2.2 billion as of Sept. 30, 2013, up from $2.0 billion at the end of the third quarter 2012.

Reporting segment financial results:

•
Performance Coatings segment net sales for the quarter were $1.6 billion, up 34 percent, or $409 million, versus the prior year due primarily to the addition of sales from acquired businesses. Segment volumes, excluding acquisitions, declined 2 percent, as the impact of lower marine new-build industry demand in Asia offset growth in all other businesses. Currency translation reduced sales by 1 percent. Aerospace net sales advanced more than 10 percent as continued strong end-use market demand gains were supplemented by sales from acquired businesses. Automotive refinish net sales grew, aided by strong emerging-region volume growth that offset negative currency impacts and a modest volume decline in Europe. North American architectural coatings net sales, excluding acquisitions, were up mid-single-digit percentages, reflecting consistently higher market demand. Segment earnings improved $49 million, or 24 percent, to $252 million as a result of acquired businesses’ earnings and lower costs that stemmed from business restructuring actions and ongoing cost management.

•
Industrial Coatings segment net sales for the quarter were $1.2 billion, advancing about 10 percent, or $109 million, versus the prior year due to higher volumes and modest acquisition-related gains. Volumes in automotive original equipment manufacturer (OEM) coatings grew by about 10 percent globally, with each major region delivering growth on a comparable scale. Global industrial coatings business unit volumes improved mid-single-digit percentages and volume trends improved in all regions in comparison with the first half of 2013. Global packaging coatings volumes grew modestly. Segment earnings for the quarter were $181 million, up 18 percent as a result of higher volumes and continued cost management.

•
Architectural Coatings - EMEA (Europe, Middle East and Africa) segment net sales for the quarter were $571 million, up $7 million, or 1 percent, versus the prior year as lower volumes offset favorable foreign currency translation. For the third quarter volumes declined by 4 percent year over year, which was a significant improvement versus the first half 2013 when volumes declined 10 percent year over year. Despite the lower volumes, segment earnings of $73 million represented growth of $17 million, or 30 percent, versus the prior year, aided by aggressive discretionary cost-management actions and lower costs, including benefits from prior restructuring actions. Currency translation contributed $2 million to segment earnings.

•
Third quarter 2013 Optical and Specialty Materials segment net sales were $313 million, up $31 million, or 11 percent, versus the prior year. Optical products net sales improved by low-double-digit percentages as volumes were aided by solid market trends and initial customer inventory stocking ahead of the TRANSITIONS(R) Generation VII product introduction in North America scheduled for early January 2014. Prior-year optical products results were tempered by customer inventory destocking, which aided the current-year comparative results. Silicas net sales improved by high-single-digit percentages on continued global strength in end-use market demand. Segment earnings of $88 million were up 16 percent versus the prior year as a result of the sales improvement.

•
Glass segment net sales were $278 million for the quarter, up $16 million year over year. Volumes grew modestly in both fiber glass and flat glass, reversing a negative trend from earlier in the year. Pricing also improved in flat glass. Segment earnings were $21 million, a decrease of $3 million from the prior-year quarter. The positive earnings impact from improved sales was offset by reduced equity and international licensing earnings and the negative impact of inflation, including higher transportation and natural gas unit costs.

PPG: BRINGING INNOVATION TO THE SURFACE.(TM)
PPG Industries' vision is to continue to be the world’s leading coatings and specialty products company. Through leadership in innovation, sustainability and color, PPG helps customers in industrial, transportation, consumer products, and construction markets and aftermarkets to enhance more surfaces in more ways than does any other company. Founded in 1883, PPG has global headquarters in Pittsburgh and operates in nearly 70 countries around the world. Net sales in 2012 were $15.2 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com and follow @PPGIndustries on Twitter.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at 1 p.m. ET today, Oct. 17. The company will hold a conference call to review its third quarter 2013 financial performance today at 2 p.m. ET. The dial-in numbers are: in the United States, 877-703-6108; international, 857-244-7307; passcode 47037862. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com (Windows Media Player). A telephone replay will be available today, Oct. 17, beginning at approximately 6 p.m. ET, through Thursday, Oct. 31, at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 888-286-8010; international, 617-801-6888; passcode 30079329. A Web replay also will be available on the PPG Investor Center at www.ppg.com, beginning at approximately 4:30 p.m. ET today, Oct. 17, 2013, through Friday, Oct. 17, 2014.

Forward-Looking Statements
Statements in this news release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission (SEC). Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, the realization of anticipated cost savings from restructuring initiatives, difficulties in integrating acquired businesses and achieving expected synergies therefrom, the ability to penetrate existing, developing or emerging foreign and domestic markets, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors.

Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

Forward-looking statements speak only as of the date of their initial issuance, and PPG does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG Industries believes investors' understanding of the company's operating performance is enhanced by the disclosure of net income and earnings per diluted share adjusted for nonrecurring charges. PPG's management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis. Net income and earnings per diluted share adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered a substitute for net income or earnings per diluted share or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income and earnings per diluted share may not be comparable to similarly titled measures as reported by other companies.

The following is a reconciliation of reported and adjusted net income and earnings per diluted share for the third quarter 2013:

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	$	EPS
Sept. 30, 2013
As reported	$220	$1.52
Business restructuring costs	73	0.50
Legacy environmental reserve increase	56	0.39
Acquisition-related costs	4	0.03
Adjusted, excluding nonrecurring items	$353	$2.44

Bringing innovation to the surface is a trademark of PPG Industries Ohio, Inc.
Transitions is a registered trademark of Transitions Optical, Inc.

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES
CONDENSED STATEMENT OF OPERATIONS (unaudited)
(All amounts in millions except per-share data)
	3 Months Ended September 30		9 Months Ended September 30
	2013	2012	2013	2012

Net sales	$3,980	$3,408	$11,406	$10,269
Cost of sales, exclusive of depreciation and amortization (Note A)	2,238	1,983	6,528	5,995
Selling, R&D and administrative expenses (Note B)	1,087	891	3,104	2,729
Depreciation (Note B)	91	78	262	233
Amortization (Note B)	28	27	88	82
Interest expense	48	54	148	155
Interest income	(11)	(10)	(30)	(29)
Asbestos settlement - net	3	3	9	9
Business restructuring	98	—	98	208
Other (income)/charges - net (Note C)	89	(20)	83	106
INCOME BEFORE INCOME TAXES	309	402	1,116	781
Income tax expense (Note D)	60	92	242	159
Income from continuing operations, net of income taxes	249	310	874	622
Income from discontinued operations, net of income taxes (Note E)	6	54	2,197	189
Net income attributable to the controlling and noncontrolling interests	255	364	3,071	811
Less: Net income attributable to noncontrolling interests	(29)	(25)	(94)	(97)
NET INCOME (ATTRIBUTABLE TO PPG)	$226	$339	$2,977	$714

Amounts attributable to PPG:
Income from continuing operations, net of tax	$220	$288	$780	$535
Income from discontinued operations, net of tax	6	51	2,197	179
Net income (attributable to PPG)	$226	$339	$2,977	$714

Earnings per common share (attributable to PPG)
Income from continuing operations, net of tax	$1.54	$1.88	$5.40	$3.49
Income from discontinued operations, net of tax	0.04	0.33	15.21	1.17
Net income (attributable to PPG)	$1.58	$2.21	$20.61	$4.66

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of tax	$1.52	$1.86	$5.34	$3.46
Income from discontinued operations, net of tax	0.04	0.32	15.05	1.15
Net income (attributable to PPG)	$1.56	$2.18	$20.39	$4.61

Average shares outstanding	143.2	153.7	144.4	153.2

Average shares outstanding - assuming dilution	144.9	155.5	146.0	154.8

See accompanying notes on page 2
Financial Statements pg. 1

CONDENSED STATEMENT OF OPERATIONS (unaudited)
Note A:

Cost of sales, exclusive of depreciation and amortization for the nine months ended September 30, 2013 includes $16 million for final settlement of certain legacy Canadian pension plans and $16 million of flow-through cost of sales for the inventory step up to fair value related to 2013 acquisitions. The nine months ended September 30, 2012 includes $6 million of flow-through cost of sales for the inventory step up to fair value related to the Dyrup and Colpisa acquisitions.

Note B:

Selling, R&D and administrative expenses includes $7 million of acquisition related charges for the quarter ended September 30, 2013. For the nine months ended September 30, 2013, the caption includes $2 million for final settlement of certain legacy Canadian pension plans and $19 million for acquisition related charges. Selling and administrative expenses, depreciation and amortization are higher in the three and nine-month periods of 2013 compared to 2012 primarily due to the acquisition of AkzoNobel's North American architectural coatings business in the second quarter of 2013.

Note C:

The three months ended September 30, 2013 includes a pretax charge of $89 million related to environmental remediation activities at PPG's former Jersey City, N.J., manufacturing plant and associated sites, as well as, lower income from equity investments and royalties. The nine months ended September 30, 2013 includes a pretax charge of $101 million for environmental remediation activities, which includes the $89 million charge in the third quarter and a first quarter, $12 million charge related to a legacy manufacturing site. The nine months ended September 30, 2012 includes a pretax charge of $159 million, relating primarily to environmental remediation activities at PPG’s former Jersey City, N.J., manufacturing plant and associated sites.

Note D:

The effective rate on pretax earnings from continuing operations for the quarter ended September 30, 2013 includes tax benefits of $33 million or approximately 37 percent for estimated environmental remediation costs at sites in New Jersey, $25 million or approximately 25 percent for business restructuring charges, and $3 million for acquisition related costs. The effective tax rate on the remaining pre-tax earnings from continuing operations was approximately 24 percent resulting in tax expense of $121 million.

The effective rate on pretax earnings from continuing operations for the nine months ended September 30, 2013 includes tax benefits of $37 million or approximately 37 percent for estimated environmental remediation costs primarily at sites in New Jersey, $25 million or approximately 25 percent for business restructuring charges, $11 million or approximately 31 percent for acquisition related costs, and $5 million or approximately 27 percent for final settlement of legacy pension plans. The nine-month period also includes an after-tax benefit of $10 million for the retroactive impact of a US tax law change enacted in early 2013 that was not included in previously reported 2012 earnings. The effective tax rate on the remaining pre-tax earnings from continuing operations was approximately 24 percent resulting in tax expense of $330 million.

Note E:

Income from discontinued operations includes the historical operating results of PPG's former Commodity Chemicals business that was separated on January 28, 2013. For the nine months ended September 30, 2013 income from discontinued operations includes a net gain on the separation transaction of $2.2 billion.

Financial Statement pg. 2

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES
BALANCE SHEET HIGHLIGHTS (unaudited)
(All amounts in millions)
	September 30	September 30	Dec 31
	2013	2012 (b)	2012 (b)
Current assets:
Cash and cash equivalents (a)	$1,562	$1,392	$1,306
Short-term investments (a)	687	619	1,087
Receivables - net	3,122	3,190	2,813
Inventories	1,878	1,777	1,687
Other	874	799	822
Total current assets	$8,123	$7,777	$7,715

Current liabilities:
Short-term debt and current portion of long-term debt (a)	$27	$636	$642
Asbestos settlement	732	654	683
Accounts payable and accrued liabilities	3,605	3,200	3,136
Total current liabilities	$4,364	$4,490	$4,461

Long-term debt	$3,368	$3,365	$3,368

PPG OPERATING METRICS (unaudited)
(All amounts in millions)
	September 30	September 30	Dec 31
	2013	2012 (b)	2012 (b)
Operating Working Capital (c)
Amount	$3,012	$3,247	$2,878
As a percent of quarter sales, annualized	18.9%	21.1%	19.7%

(a)
The decrease in combined cash and cash equivalents and short-term investments from December 2012 to September 2013 is the net result of cash inflows and outflows which include the cash deployed for the acquisition of the AkzoNobel North American architectural coatings business of $957, the repayment of long-term debt of $604, the cash proceeds from the separation and merger of the commodity chemicals business of $940, cash generated from operations and other investing and financing activities.

(b)	Inclusive of PPG's former Commodity Chemicals business that was separated in January 2013.
Excluding the Commodity Chemicals business, operating working capital was $2,992 million or 22.0 percent at September 30, 2012 and $2,634 million or 20.3 percent at December 31, 2012.

(c)
Operating working capital includes (1) receivables from customers, net of the allowance for doubtful accounts, plus (2) inventories on a first-in, first-out (FIFO) basis, less (3) the trade creditor's liability.

Financial Statement pg. 3

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT INFORMATION (unaudited)
(All amounts in millions)

	3 Months Ended		9 Months Ended
	September 30		September 30
	2013	2012	2013	2012

Net sales
Performance Coatings	$1,619	$1,210	$4,431	$3,601
Industrial Coatings	1,199	1,090	3,623	3,265
Architectural Coatings - EMEA	571	564	1,596	1,682
Optical and Specialty Materials	313	282	953	930
Glass	278	262	803	791
TOTAL	$3,980	$3,408	$11,406	$10,269

Segment income
Performance Coatings	$252	$203	$679	$567
Industrial Coatings	181	153	550	446
Architectural Coatings - EMEA	73	56	162	136
Optical and Specialty Materials	88	76	283	280
Glass	21	24	34	55
TOTAL	615	512	1,708	1,484
Legacy items (Note A)	(99)	(14)	(156)	(203)
Business restructuring (Note B)	(98)	—	(98)	(208)
Acquisition-related costs (Note C)	(7)	—	(35)	(6)
Interest expense, net of interest income	(37)	(44)	(118)	(126)
Other unallocated corporate expense	(65)	(52)	(185)	(160)
INCOME BEFORE INCOME TAXES	$309	$402	$1,116	$781

Note A:

Legacy items include current costs related to former operations of the company, including pension and other postretirement benefit costs, certain charges for legal matters and environmental remediation costs, and certain charges that are considered to be unusual or nonrecurring including the earnings impact of the proposed asbestos settlement. Legacy items also include equity earnings from PPG's approximately 40 percent investment in the former automotive glass and services business.

The three months ended September 30, 2013 includes a pretax charge of $89 million. This charge primarily relates to environmental remediation activities at PPG’s former Jersey City, N.J., manufacturing plant and associated sites. The nine months ended September 30, 2013 includes pretax charges of $18 million charge for final settlement of certain legacy Canadian pension plans and $101 million for environmental remediation activities at a legacy operating plant site and the Company's former Jersey City, N.J., manufacturing plant and associated sites. The nine months ended September 30, 2012 includes a pretax charge of $159 million related primarily to environmental remediation activities at PPG’s former Jersey City, N.J., manufacturing plant and associated sites.

Note B:

The three and nine months ended September 30, 2013, includes business restructuring charges of $55 million for the Performance Coatings segment, $14 million for the Industrial Coatings segment, $24 million for the Architectural Coatings - EMEA segment, $4 million for the Glass segment and $1 million for Corporate. These costs are considered to be unusual and nonrecurring and will not reduce the segment earnings used to evaluate the performance of the operating segments.

Note C:

The three and nine months ended September 30, 2013 include $7 million and $19 million of certain acquisition-related costs, respectively. In addition, the nine months ended September 30, 2013 includes $16 million of flow-through cost of sales for the inventory step up to fair value related principally to the Akzo Nobel architectural coatings business. The nine months ended September 30, 2012 includes $6 million of flow-through cost of sales for the inventory step up to fair value related to the Dyrup and Colpisa acquisitions. These costs are considered to be unusual and non-recurring and will not reduce the segment earnings used to evaluate the performance of the operating segments.

Financial Statement pg. 4